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                                                                       EXHIBIT 5



                                SULLIVAN & CROMWELL
                                   125 Broad St.
                             New York, New York  10004



                                                           May 19, 1998


Niagara Mohawk Holdings, Inc.,
     300 Erie Boulevard West,
          Syracuse, New York  13202

Dear Sirs:

     In connection with the registration under the Securities Act of 1933 (the "Act") of 191,865,829 shares (the "Securities") of Common Stock, par value $0.01 per share, of Niagara Mohawk Holdings, Inc., a New York corporation (the "Company"), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion, (i) when the registration statement relating to the Securities (the "Registration Statement") has become effective under the Act, (ii) the Agreement and Plan of Exchange (the "Exchange Agreement") attached as Exhibit A to the Prospectus/Proxy Statement contained in the Registration Statement (the "Prospectus") has been duly adopted by shareholders of Niagara Mohawk Power Corporation ("Niagara Mohawk") at Niagara Mohawk's Annual Meeting to be held on June 23, 1998, (iii) all conditions in the Exchange Agreement to the effectiveness of the share exchange provided for therein have been satisfied, (iv) a Certificate of Exchange under
Section 913 of the New York Business Corporation Law has duly filed with the Department of State of the State of New York, and (v) the Securities have been duly issued and sold in the transactions contemplated by the Exchange Agreement and the Prospectus, the Securities will be validly issued, fully paid, and nonassessable.

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Niagara Mohawk Holdings, Inc.                                         2


     The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

     Also, we have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Validity of Holdings Common Stock" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                             Very truly yours,



                                             /s/ SULLIVAN & CROMWELL